SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. sent the following letter to stockholders on or about February 12, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com

IF YOU ALREADY HAVE VOTED “FOR” THE $31.00 PER SHARE AXA

FINANCIAL MERGER PROPOSAL THERE IS NO NEED

FOR YOU TO TAKE ANY FURTHER ACTION

February 12, 2004

A handful of investors, including a Wall Street “hedge fund” manager, continue to criticize MONY’s proposed merger with AXA Financial. You may have received letters or telephone calls from these dissident investors, or their paid agents, urging you to vote against the transaction. In fact, you may also receive another form of proxy from these investors similar to the enclosed proxy card. We believe the dissidents are asking you to pass up MONY’s best alternative for creating value and we suggest that you disregard any communication you may receive from them or their agents.

In order for you to receive $31.00 in cash for each of your MONY Group shares, stockholders must vote to approve the merger agreement. Our records show that you have already voted, and we thank you for participating in this important process. We want to make certain, however, that you continue to be apprised of the reasons to support the merger agreement, and ask that you consider the facts presented below.

YOUR BOARD BELIEVES THIS OFFER IS THE BEST ALTERNATIVE

AVAILABLE TO MONY GROUP STOCKHOLDERS

The MONY Group’s Board of Directors carefully considered many factors before unanimously concluding that the merger agreement was in the best interests of MONY stockholders.    We want to make sure that you understand the reasons for, and benefits of, the merger:

•

Cash premium for your MONY shares.    $31.00 per share represents a 25.3% premium to MONY’s average closing stock price over the one year period ending on the date of the merger’s announcement and a return of approximately 32% over the price per share at MONY’s 1998 IPO.

•

Full and fair value for your MONY shares.    Professional Wall Street analysts who follow the insurance industry agree that the $31.00 per share cash offer represents full and fair value for your MONY shares.

•

No other offer or realistic alternative has emerged. Almost five months since the merger was announced, no bidder willing to pay more for MONY has emerged and no one has proposed an alternative concrete plan to produce additional value for stockholders.

•

If the merger is not approved, we believe the market price of your MONY stock is likely to decline. A number of professional Wall Street analysts have warned that MONY’s stock price is likely to decline if the merger is not approved, based on potential rating agency downgrades and other factors. Rating downgrades could have serious negative consequences for MONY, its stockholders and policyholders.

For these reasons, among others, we believe AXA Financial’s $31.00 per share cash offer is the best alternative for MONY stockholders.

WHERE IS THE VALUE IN THE DISSIDENTS’ PLAN?

Unlike your board, the dissidents who are soliciting your vote against the merger have no legal obligation to look out for your interests. Indeed, one of these investors has admitted publicly that it has no concrete plan to create value for MONY stockholders and that, if the merger is not approved, the market price of MONY’s shares could drop. In this regard, we have reproduced a copy of our recent communication, which appeared in The Wall Street Journal, on the following page. We think you will find it of interest and ask that you consider it carefully.

DO WHAT IS BEST FOR YOU

Your vote is important. If you have voted in favor of the AXA Financial merger agreement, we thank you. We urge you to remember that the dissidents have presented no concrete plan to create greater value for MONY stockholders, and suggest that those urging you to reject the merger have interests which are different from yours. Compare the $31.00 per share in cash you can receive in the AXA transaction to the unknown future value being suggested by the dissidents, and do what is best for you.

MONY’s WHITE proxy card is enclosed for your convenience. Should you prefer, telephone and Internet voting is available—please refer to your voting form for instructions.

IMPORTANT

If you have any questions or require assistance, please call

D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-488-8075.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com

ATTENTION MONY STOCKHOLDERS

RECEIVE $31.00 PER SHARE IN CASH

…OR TAKE “A LEAP OF FAITH”

A handful of MONY’s stockholders, including Southeastern Asset Management and Highfields Capital, have argued that, one day, MONY might be worth more than AXA Financial’s $31.00 per share cash merger proposal. However, when asked to publicly explain specifically how this could happen, the response was as follows:

“I wish I could answer that in more detail but we are just not far enough down that road....Maybe that seems like a leap of faith to not get a specific plan....”

(G. Staley Cates, Southeastern Asset Management, February 4, 2004)

The fact is that Southeastern and Highfields have not presented any concrete plan to create additional value for MONY’s stockholders or any credible alternative to AXA’s $31.00 per share cash merger proposal. Without the merger, Wall Street analysts who follow MONY have predicted that the value of your shares could decline, based on potential ratings downgrades and other factors. Even Southeastern agrees that, if the merger is not approved, the market price of MONY’s shares “could” drop. (Letter to MONY shareholders from G. Staley Cates and O. Mason Hawkins, February 4, 2004)

Ask Yourself…

Would you rather receive $31.00 per share in cash or take “a leap of faith” with a handful of disgruntled investors, including a Wall Street “hedge fund,” who, without presenting a concrete plan, are asking you to take a chance that you might receive more than $31.00 at some indeterminate point in the future?

Then...Do What’s Best for You.

Having carefully considered various strategic options, MONY’s Board of Directors has unanimously approved a realistic plan to provide full and fair value to stockholders – AXA Financial’s $31.00 per share cash merger proposal. Wall Street stock analysts who follow MONY agree – $31.00 per share is full value. Even Richard Grubman of Highfields admits, “This company...at this juncture, might be worth [$31.00 per share].” (Richard L. Grubman, Highfields Capital, February 6, 2004)

DON’T TAKE A LEAP OF FAITH.

Southeastern and Highfields

have presented NO CONCRETE PLAN to create

greater value for MONY’s stockholders.

RECEIVE $31.00 PER SHARE IN CASH

VOTE “FOR” THE MONY / AXA FINANCIAL MERGER

On the WHITE Proxy Card Today

Important Legal Information

MONY has filed a definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Forward-looking Statements

The foregoing contains forward-looking statements concerning MONY’s operations, economic performance, prospects and financial condition. Forward-looking statements include statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and include all statements concerning MONY’s operations, economic performance, prospects and financial condition for 2004 and following years. MONY claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those anticipated by forward-looking statements due to a number of important factors including the following: satisfaction of the closing conditions set forth in the merger agreement among MONY, AXA Financial, Inc., and AIMA Acquisition Co., including approval of MONY’s shareholders and regulatory approvals; a significant delay in the expected completion of the contemplated merger; MONY could experience losses, including venture capital losses; MONY could be subjected to further downgrades by rating agencies of our senior debt ratings and the claims-paying and financial-strength ratings of our insurance subsidiaries; MONY could be required to take a goodwill impairment charge relating to its investment in Advest if the market deteriorates; MONY could have to accelerate amortization of deferred policy acquisition costs if market conditions deteriorate; MONY could be required to recognize in its earnings “other than temporary impairment” charges on its investments in fixed maturity and equity securities held by it; MONY could have to write off investments in certain securities if the issuers’ financial condition deteriorates; recent improvements in the equities markets may not be sustained into the future; actual death-claim experience could differ from MONY’s mortality assumptions; MONY could have liability from as-yet-unknown litigation and claims; larger settlements or judgments than we anticipate could result in pending cases due to unforeseen developments; and changes in laws, including tax laws, could affect the demand for MONY’s products. MONY does not undertake to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.